Exhibit 99.1 news release

Doug Suttles to Retire in August 2021

Ovintiv Names Brendan McCracken as CEO

DENVER, June 8, 2021 – Ovintiv Inc’s (NYSE: OVV) (TSX: OVV) CEO Doug Suttles announced today he will retire effective August 1, 2021. Ovintiv’s Board of Directors has named Brendan McCracken as President & Chief Executive Officer and elected him to the Board effective August 1, 2021.

Ovintiv Board Chair Peter Dea said, “On behalf of our Board, employees and shareholders, we wholeheartedly thank Doug for his dedicated service to our Company. Under his leadership, Ovintiv was transformed into a leading North American resource play company.  Our Company performance is very strong, which makes the timing for this transition ideal.”

Dea added, “Today’s news is the culmination of our comprehensive succession planning process and the Board unanimously elected Brendan as the next CEO of Ovintiv. His appointment reflects his strong leadership skills, broad background and track record for delivering strong results. We look forward to working with Brendan to deliver exceptional value for our shareholders in the years to come.”

Suttles said, “It has truly been an honor and privilege to lead Ovintiv over the past eight years. I want to thank the Board and the entire Ovintiv team for their support. I know Brendan well and I wholeheartedly support his appointment as CEO. He will do an exceptional job leading the Company.”

McCracken said, “I am both humbled and excited to lead our incredibly talented and dedicated team. Doug has been a tremendous leader for our company and has created a legacy that will serve us well for years to come. Our priorities today remain unchanged as we continue to focus on reducing debt, generating free cash flow and delivering quality returns. Our team is powered by a unique culture of innovation, teamwork and discipline.”

McCracken began his career with the Company nearly 25 years ago. Most recently, he served Ovintiv as President. He has led a broad range of functions across the business, including strategy, external affairs and operations.

McCracken is an active member of the American Petroleum Institute, the Canadian Association of Petroleum Producers, the Association of Professional Engineers & Geoscientists of Alberta and the Dean’s Advisory Council to the Mount Royal University Faculty of Business and Communications. McCracken graduated from Queen’s University with a Bachelor of Science degree in mechanical engineering and holds an MBA from the University of Oxford.

About Ovintiv Inc.

Ovintiv is one of the largest producers of oil, condensate and natural gas in North America. The Company is committed to preserving its financial strength, maximizing profitability through disciplined capital investments and operational efficiencies and returning capital to shareholders. A talented team, in combination with a culture of innovation and efficiency, fuels our economic performance, increases shareholder value and strengthens our commitment to sustainability in the communities where we live and work.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (403) 645-2252

SOURCE: Ovintiv Inc.

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